Century Communities Reports Record Fourth Quarter and Full Year 2021 Results

- Return on Equity of 33%, a Company Record -

- Fourth Quarter Net Income of $165 Million or $4.78 per Diluted Share -

- Net Income for the Year Increased 142% to $498.5 Million or $14.47 per Diluted Share -

- Home Deliveries for the Year Increased 14% to a Record 10,805 Homes -

- Net New Home Contracts for the Year Increased a Record 11% to 12,017 Contracts  -

- Total Revenues for the Year Increased 33% to a Record $4.2 Billion -

- 19th Consecutive Year of Profitability and Most Profitable Year Ever -

Greenwood Village, Colorado (February 2, 2022) – Century Communities, Inc. (NYSE: CCS), a leading national homebuilder, today announced financial results for its fourth quarter and full year ended December 31, 2021.

Fourth Quarter 2021 Highlights Compared to Fourth Quarter 2020

•	Net income increased 80% to a Company record $165.0 million or $4.78 per diluted share
•	Deliveries grew to a Company record 2,915 homes from 2,826 homes
•	Net new home contracts increased to a fourth quarter record of 2,700 contracts
•	Home sales revenues increased 22% to a Company record $1.2 billion
•	Homebuilding gross margin increased to 25.9% from 20.8%, a 510 basis point increase
•	SG&A as a percent of home sales revenues was 9.3%, an 80 basis point improvement from 10.1%
•	Pre-tax income improved 75% to a Company record $212.2 million
•	Homes in backlog improved 35% to a fourth quarter record 4,651 homes valued at $1.9 billion
•	Total lots owned and controlled increased to 79,859 lots, a Company record
•	Selling communities increased to 202 from 198 communities

Full Year 2021 Highlights Compared to Full Year 2020

•	Net Income increased 142% to a Company record $498.5 Million or $14.47 per diluted share
•	Deliveries grew to a Company record 10,805 homes, a 14% increase
•	Net new home contracts increased 11% to a record of 12,017 contracts
•	Total revenues increased 33% to a Company record $4.2 billion
•	Homebuilding gross margin increased to 24.2% from 18.4%, a 580 basis point increase
•	SG&A as a percent of home sales revenues was 9.7%, a 160 basis point improvement from 11.3%
•	Pre-tax income improved 137% to a Company record $641.1 million
•	Net homebuilding debt to net capital improved to 26.3% from 27.2%
•	Total liquidity of $1.2 billion
•	Total stockholders’ equity increased 38% to $1.8 billion

Dale Francescon, Chairman and Co-Chief Executive Officer, stated, “We want to thank our talented and dedicated team that overcame significant obstacles to generate exceptional year end performance that propelled us to another year of record results, including total revenues of $4.2 billion, 10,805 home deliveries, and $498.5 million in net income or $14.47 per diluted share, culminating in return on equity of 33%, our 11th quarter of sequential improvement. During the fourth quarter, we delivered 2,915 homes, the most homes we have ever closed in a quarter, driven by double digit growth in the Texas and West regions as well as our Century Complete brand.  We also achieved gross margin expansion of 510 basis points to 25.9%, another Company record, while SG&A as a percentage of homes sales revenues improved to 9.3%, the lowest in our history, resulting in a 17.6% pre-tax margin, the eighth sequential quarter of improvement. We continue to experience strong consumer demand for affordable, new homes across our entire 17-state footprint and are very well-positioned to capitalize on additional growth opportunities as we further penetrate and increase our share positions within and beyond our 40+ vibrant markets.”

Rob Francescon, Co-Chief Executive Officer and President, said, “The numerous, strategic investments we have made in our business continue to generate robust returns, enhancing the compelling value proposition of our brands, strengthening our competitive positioning and driving ongoing momentum as we execute against our key initiatives. We increased our total lot count to nearly 80,000 lots, approximately 60% of which are controlled, demonstrating not only our robust land pipeline but also our ongoing commitment to a land-light acquisition strategy. We ended the fourth quarter with a record backlog of 4,651 homes valued at over $1.9 billion. We are extremely proud of our fourth quarter and full year accomplishments and, looking ahead to 2022, our 20th year anniversary, we remain confident that the underlying strength of our business will provide a substantial runway for growth, further performance improvement and continued shareholder value creation.”

Fourth Quarter 2021 Results

Net income for the fourth quarter 2021 increased 80% to $165.0 million, or $4.78 per diluted share, as compared to $91.8 million or $2.72 per diluted share, in the prior year quarter.

Home sales revenues for the fourth quarter 2021 increased 22% to $1.2 billion, compared to $946.8 million for the prior year quarter. Deliveries increased to 2,915 homes compared to 2,826 in the prior year quarter. Average sales price of home deliveries for the fourth quarter 2021 increased to  $395,000, compared to $335,000 in the prior year quarter, primarily due to sustained demand and home price appreciation across our markets. Across all our markets in the fourth quarter, we were successful in raising prices as we did throughout the year.

Net new home contracts in the fourth quarter 2021 increased 5% to 2,700 contracts, compared to 2,566 contracts in the prior year quarter. At the end of the fourth quarter 2021, the Company had 4,651 homes in backlog, representing $1.9 billion of backlog dollar value, increases of 35% and 45%, respectively.

Adjusted homebuilding gross margin percentage, excluding interest, was 27.3% in the fourth quarter of 2021, compared to 23.0% in the prior year quarter, and the sixth quarter in a row of sequential gross margin expansion. Homebuilding gross margin percentage in the fourth quarter 2021 was 25.9%, as compared to 20.8% in the prior year quarter, an improvement of 510 basis points. SG&A as a percent of home sales revenues improved 80 basis points to 9.3%, compared to 10.1% in the prior year quarter. Pre-tax margin was 17.6% in the fourth quarter of 2021 compared to 12.3% in the prior year quarter.

Selling communities at the end of the fourth quarter increased to 202 from 198 communities in the prior year quarter and increased sequentially from 186 selling communities at the end of the third quarter.

Return on equity for the four quarters of 2021 was 33% compared to 18% in the prior year and the 11th consecutive quarter of sequential quarterly improvement for this metric.

Financial services revenues were  $31.2 million compared to $35.8 million in the prior year quarter, and financial services pre-tax income was  $12.7 million from $17.8 million, primarily as a result of normalization of gains on sale premiums.

Full Year 2021 Results

Net income for the full year 2021 was $498.5 million, or $14.47 per diluted share, compared to $206.2 million, or $6.13 per diluted share, in the prior year.

Home sales revenues for 2021 increased 33% to $4.0 billion, compared to $3.0 billion for 2020. The increase in home sales revenues was primarily due to home deliveries increasing 14% to 10,805 homes as well as an increase in the average selling price of homes to $373,300, compared to $320,200 in the prior year.

Net new home contracts in 2021 increased to 12,017 contracts, an increase of 11%, compared to 10,822 contracts in the prior year, primarily attributable to an increased absorption pace.

Adjusted homebuilding gross margin percentage, excluding inventory impairments and other and interest, was 25.9% in 2021 compared to 20.8% in the prior year. Homebuilding gross margin percentage was 24.2%, compared to 18.4% in 2020, an improvement of 580 basis points. SG&A as a percent of home sales revenues improved 160 basis points to 9.7% compared to 11.3% the prior year.

Financial services revenues were $123.7 million compared to $103.3 million in the prior year, and financial services pretax income increased to $51.2 million from $48.5 million.

Strengthened Balance Sheet and Liquidity

The Company ended the quarter with a strong financial position including $1.8 billion of stockholders’ equity, $1.2 billion of total liquidity and $369 million of cash.

As of December  31, 2021, net homebuilding debt to net capital decreased to 26.3%, a reduction of 90 basis points from 27.2% in the prior year quarter.

Full Year 2022 Outlook

David Messenger, Chief Financial Officer of the Company, commented, “We remain encouraged by the strength of our business and health of the housing market and are confident our strong momentum will continue into the new year. We introduce our full year outlook for home deliveries to be in the range of 11,500 to 12,500 homes, home sales revenues to be in the range of $4.3 billion to $4.9 billion and between 240 and 250 selling communities at year end.”

Conference Call

The Company will host a webcast and conference call on Wednesday,  February 2, 2022 at 5:00 p.m. Eastern time, 3:00 p.m. Mountain time, to review the Company’s fourth quarter and full year 2021 results, discuss recent events and conduct a question-and-answer period. To participate in the call, please dial 877-451-6152 (domestic) or 201-389-0879 (international). The live webcast will be available at www.centurycommunities.com in the Investors section. A replay of the conference call will be available through March 2, 2022, by dialing 844-512-2921 (domestic) or 412-317-6671 (international) and entering the pass code 13726013. A replay of the webcast will be available on the Company’s website.

About Century Communities:

Century Communities, Inc. (NYSE: CCS) is a top 10 national homebuilder, offering new homes under the Century Communities and Century Complete brands. Century is engaged in all aspects of homebuilding — including the acquisition, entitlement and development of land, along with the construction, innovative marketing and sale of quality homes designed to appeal to a wide range of homebuyers. The Colorado-based company operates in 17 states and over 40 markets across the U.S., and also offers title, insurance and lending services in select markets through its Parkway Title, IHL Home Insurance Agency, and Inspire Home Loans subsidiaries. To learn more about Century Communities, please visit www.centurycommunities.com.

Non-GAAP Financial Measures

In addition to the Company’s operating results presented in accordance with generally accepted accounting principles (GAAP), this press release includes the following non-GAAP financial measures: Adjusted Net Income, Adjusted Diluted Earnings per Common Share (Adjusted Diluted EPS), Adjusted Homebuilding Gross Margin, Adjusted EBITDA, and Ratio of Homebuilding Net Debt to Net Capital. These non-GAAP financial measures should not be used as a substitute for the Company’s operating results presented in accordance with GAAP, and an analysis of any non-GAAP financial measure should be used in conjunction with results presented in accordance with GAAP. Please refer to the reconciliation of each of the above referenced non-GAAP financial measures following the historical financial information presented in this press release.

Forward-Looking Statements

This press release contains forward-looking statements within the meaning of Section 27A of the Securities Act of 1933, as amended, and Section 21E of the Securities Exchange Act of 1934, as amended, and, as such, may involve known and unknown risks, uncertainties and assumptions. Forward-looking statements may be identified by the use of words such as “anticipate,” “believe,” “expect,” “estimate,” “plan,” “continue,” “will,” “may,” “potential,” “looking ahead,” “outlook,” and “project” and other similar expressions that predict or indicate future events or trends or that are not statements of historical matters. Forward-looking statements in this release include the Company’s operating and financial guidance for 2022 and management’s belief that the strength of the Company’s business will provide a substantial runway for growth, further performance improvement and continued shareholder value creation. Forward-looking statements should not be read as a guarantee of future performance or results, and will not necessarily be accurate indications of the times at, or by, which such performance or results will be achieved. Forward-looking statements are based on historical information available at the time the statements are made and are based on management’s reasonable belief or expectations with respect to future events, and are subject to risks and uncertainties, many of which are beyond the Company’s control, that could cause actual performance or results to differ materially from the belief or expectations expressed in or suggested by the forward-looking statements. The following important factors could cause actual results to differ materially from those expressed in the forward-looking statement: adverse changes in general economic conditions, the potential impact of COVID-19 on the Company’s business, industry and broader economy, the ability to identify and acquire desirable land, availability of financing, the effect of interest rate and tax changes, reliance on contractors and key personnel, availability and pricing for raw materials, and the other factors included in the Company’s most recent Annual Report on Form 10-K and subsequent Quarterly Reports on Form 10-Q. Forward-looking statements speak only as of the date on which they are made and the Company undertakes no obligation to update any forward-looking statement to reflect future events, developments or otherwise, except as may be required by applicable law.

Century Communities, Inc.

Consolidated Statements of Operations

(Unaudited)

(in thousands, except share and per share amounts)

	Three Months Ended December 31,		Year Ended December 31,
	2021	2020	2021	2020
Revenues
Home sales revenues	$1,151,564	$946,803	$4,032,969	$3,027,167
Land sales and other revenues	24,085	5,200	59,607	30,717
Total homebuilding revenues	1,175,649	952,003	4,092,576	3,057,884
Financial services revenues	31,152	35,775	123,738	103,308
Total revenues	1,206,801	987,778	4,216,314	3,161,192
Homebuilding Cost of Revenues
Cost of home sales revenues	(852,860)	(749,587)	(3,056,048)	(2,468,133)
Cost of land sales and other revenues	(15,318)	(3,332)	(39,315)	(21,929)
Total homebuilding cost of revenues	(868,178)	(752,919)	(3,095,363)	(2,490,062)
Financial services costs	(18,443)	(17,956)	(72,578)	(54,797)
Selling, general, and administrative	(107,650)	(95,580)	(389,610)	(341,710)
Loss on debt extinguishment	—	—	(14,458)	—
Inventory impairment and other	—	(481)	(41)	(2,172)
Other income (expense)	(353)	322	(3,142)	(2,211)
Income before income tax expense	212,177	121,164	641,122	270,240
Income tax expense	(47,212)	(29,347)	(142,618)	(64,083)
Net income	$164,965	$91,817	$498,504	$206,157

Earnings per share:
Basic	$4.89	$2.75	$14.79	$6.19
Diluted	$4.78	$2.72	$14.47	$6.13
Weighted average common shares outstanding:
Basic	33,760,940	33,350,633	33,706,782	33,312,554
Diluted	34,518,587	33,806,462	34,444,918	33,610,098

Century Communities, Inc.

Consolidated Balance Sheets

(Unaudited)

(in thousands, except share amounts)

	December 31,	December 31,
	2021	2020
Assets
Cash and cash equivalents	$316,310	$394,001
Cash held in escrow	52,297	23,149
Accounts receivable	41,932	21,781
Inventories	2,456,614	1,929,664
Mortgage loans held for sale	353,063	282,639
Prepaid expenses and other assets	200,087	122,630
Property and equipment, net	24,939	28,384
Deferred tax assets, net	21,239	12,450
Goodwill	30,395	30,395
Total assets	$3,496,876	$2,845,093
Liabilities and stockholders' equity
Liabilities:
Accounts payable	$84,679	$107,712
Accrued expenses and other liabilities	316,877	302,751
Notes payable	998,936	894,875
Revolving line of credit	—	—
Mortgage repurchase facilities	331,876	259,050
Total liabilities	1,732,368	1,564,388
Stockholders' equity:
Preferred stock, $0.01 par value, 50,000,000 shares authorized, none outstanding	—	—
Common stock, $0.01 par value, 100,000,000 shares authorized, 33,760,940 and 33,350,633 shares issued and outstanding at December 31, 2021 and December 31, 2020, respectively	338	334
Additional paid-in capital	697,845	697,200
Retained earnings	1,066,325	583,171
Total stockholders' equity	1,764,508	1,280,705
Total liabilities and stockholders' equity	$3,496,876	$2,845,093

Century Communities, Inc.

Homebuilding Operational Data

(Unaudited)

Net New Home Contracts

	Three Months Ended December 31,
	2021	2020	% Change
West	354	331	6.9%
Mountain	518	648	(20.1)%
Texas	307	313	(1.9)%
Southeast	444	449	(1.1)%
Century Complete	1,077	825	30.5%
Total	2,700	2,566	5.2%

	Year Ended December 31,
	2021	2020	% Change
West	1,640	1,526	7.5%
Mountain	2,571	2,389	7.6%
Texas	1,616	1,448	11.6%
Southeast	1,595	2,191	(27.2)%
Century Complete	4,595	3,268	40.6%
Total	12,017	10,822	11.0%

Home Deliveries

(dollars in thousands)

	Three Months Ended December 31,
	2021		2020		% Change
	Homes	Average Sales Price	Homes	Average Sales Price	Homes	Average Sales Price
West	489	$648.1	380	$517.4	28.7%	25.3%
Mountain	510	$549.3	646	$443.2	(21.1)%	23.9%
Texas	536	$321.8	387	$262.9	38.5%	22.4%
Southeast	361	$397.4	599	$356.4	(39.7)%	11.5%
Century Complete	1,019	$234.1	814	$182.7	25.2%	28.1%
Total / Weighted Average	2,915	$395.0	2,826	$335.0	3.1%	17.9%

	Year Ended December 31,
	2021		2020		% Change
	Homes	Average Sales Price	Homes	Average Sales Price	Homes	Average Sales Price
West	1,602	$629.4	1,242	$545.7	29.0%	15.3%
Mountain	2,315	$481.2	1,973	$424.8	17.3%	13.3%
Texas	1,615	$295.1	1,338	$251.8	20.7%	17.2%
Southeast	1,683	$394.1	1,903	$353.1	(11.6)%	11.6%
Century Complete	3,590	$214.7	2,997	$167.6	19.8%	28.1%
Total / Weighted Average	10,805	$373.3	9,453	$320.2	14.3%	16.6%

Century Communities, Inc.

Homebuilding Operational Data

(Unaudited)

Selling Communities

Selling communities at period end	As of December 31,		Increase/(Decrease)
	2021	2020	Amount	% Change

West	19	17	2	11.8%
Mountain	36	38	(2)	(5.3)%
Texas	16	15	1	6.7%
Southeast	22	26	(4)	(15.4)%
Century Complete	109	102	7	6.9%
Total	202	198	4	2.0%

Backlog

(dollars in thousands)

	As of December 31,
	2021			2020			% Change
	Homes	Dollar Value	Average Sales Price	Homes	Dollar Value	Average Sales Price	Homes	Dollar Value	Average Sales Price
West	524	$371,848	$709.6	486	$294,113	$605.2	7.8%	26.4%	17.3%
Mountain	1,045	574,085	$549.4	789	365,328	$463.0	32.4%	57.1%	18.7%
Texas	386	136,893	$354.6	385	134,023	$348.1	0.3%	2.1%	1.9%
Southeast	713	308,663	$432.9	801	306,644	$382.8	(11.0)%	0.7%	13.1%
Century Complete	1,983	478,283	$241.2	978	194,094	$198.5	102.8%	146.4%	21.5%
Total / Weighted Average	4,651	$1,869,772	$402.0	3,439	$1,294,202	$376.3	35.2%	44.5%	6.8%

Lot Inventory

	As of December 31,
	2021			2020			% Change

	Owned	Controlled	Total	Owned	Controlled	Total	Owned	Controlled	Total

West	4,440	4,877	9,317	3,266	3,392	6,658	35.9%	43.8%	39.9%
Mountain	11,860	8,039	19,899	7,951	5,910	13,861	49.2%	36.0%	43.6%
Texas	5,340	8,159	13,499	3,035	5,873	8,908	75.9%	38.9%	51.5%
Southeast	5,928	14,195	20,123	3,076	6,389	9,465	92.7%	122.2%	112.6%
Century Complete	5,287	11,734	17,021	3,473	7,600	11,073	52.2%	54.4%	53.7%
Total	32,855	47,004	79,859	20,801	29,164	49,965	57.9%	61.2%	59.8%
% of Total	41.1%	58.9%	100.0%	41.6%	58.4%	100.0%

Century Communities, Inc.

Reconciliation of Non-GAAP Financial Measures

(Unaudited)

Adjusted Net Income and Adjusted Diluted Earnings per Share (Adjusted Diluted EPS) are non-GAAP financial measures that we believe are useful to management, investors and other users of the Company’s financial information in evaluating its operating results and understanding its operating trends without the effect of certain non-recurring items. The Company believes excluding certain non-recurring items provides more comparable assessment of its financial results from period to period. We define Adjusted Net Income as consolidated net income before (i) income tax expense, (ii) inventory impairment and other (iii) restructuring costs, and (iv) loss on debt extinguishment, less adjusted income tax expense, calculated using the Company’s GAAP tax rate for the applicable period. Adjusted Diluted EPS is calculated by excluding the effect of inventory impairment, restructuring costs and loss on debt extinguishment from the calculation of reported EPS.

Adjusted Net Income and Adjusted Diluted Earnings Per Common Share

(in thousands, except share and per share amounts)

	Three Months Ended December 31,		Year Ended December 31,
	2021	2020	2021	2020
Numerator
Net income	$164,965	$91,817	$498,504	$206,157
Denominator
Weighted average common shares outstanding - basic	33,760,940	33,350,633	33,706,782	33,312,554
Dilutive effect of restricted stock units	757,647	455,829	738,136	297,544
Weighted average common shares outstanding - diluted	34,518,587	33,806,462	34,444,918	33,610,098
Earnings per share:
Basic	$4.89	$2.75	$14.79	$6.19
Diluted	$4.78	$2.72	$14.47	$6.13

Adjusted earnings per share
Numerator
Net income	$164,965	$91,817	$498,504	$206,157
Income tax expense	47,212	29,347	142,618	64,083
Income before income tax expense	212,177	121,164	641,122	270,240
Inventory impairment and other	—	481	41	2,172
Restructuring costs	—	—	—	1,584
Loss on debt extinguishment	—	—	14,458	—
Adjusted income before income tax expense	212,177	121,645	655,621	273,996
Adjusted income tax expense(1)	(47,212)	(28,846)	(145,843)	(64,974)
Adjusted net income	$164,965	92,799	$509,778	209,022

Denominator - Diluted	34,518,587	33,806,462	34,444,918	33,610,098

Adjusted diluted earnings per share	$4.78	$2.75	$14.80	$6.22

(1)

The tax rates used in calculating adjusted net income for the years ended December 31, 2021 and 2020 was 22.2% and 23.7%, respectively, which are reflective of the Company’s GAAP tax rates for the applicable periods.  For the three months ended December 31, 2021 and 2020, our adjusted income tax expense is reflective of our full year effective tax rate of approximately 22.2% and 23.7% applied to adjusted income before income tax expense.

Century Communities, Inc.

Reconciliation of Non-GAAP Financial Measures

(Unaudited)

Adjusted homebuilding gross margin excluding inventory impairment and other and interest is not a measurement of financial performance under United States generally accepted accounting principles; however, the Company’s management believes that this information is meaningful as it isolates the impact that inventory impairment and indebtedness have on homebuilding gross margin and permits the Company’s stockholders to make better comparisons with the Company’s competitors, who adjust gross margins in a similar fashion.  This non-GAAP financial measure should not be used as a substitute for the Company’s operating results.  An analysis of any non-GAAP financial measure should be used in conjunction with results presented in accordance with GAAP.

Adjusted Homebuilding Gross Margin

(in thousands)

	Three Months Ended December 31,

	2021	%	2020	%

Home sales revenues	$1,151,564	100.0%	$946,803	100.0%
Cost of home sales revenues	(852,860)	(74.1)%	(749,587)	(79.2)%
Inventory impairment and other	—	—%	(481)	(0.1)%
Gross margin from home sales	298,704	25.9%	196,735	20.8%
Add: Inventory impairment and other	—	—%	481	0.1%
Add: Interest in cost of home sales revenues	15,427	1.3%	20,573	2.2%
Adjusted homebuilding gross margin excluding interest and inventory impairment and other	$314,131	27.3%	$217,789	23.0%

	Year Ended December 31,

	2021	%	2020	%

Home sales revenues	$4,032,969	100.0%	$3,027,167	100.0%
Cost of home sales revenues	(3,056,048)	(75.8)%	(2,468,133)	(81.5)%
Inventory impairment and other	(41)	(0.0)%	(2,172)	(0.1)%
Gross margin from home sales	976,880	24.2%	556,862	18.4%
Add: Inventory impairment and other	41	0.0%	2,172	0.1%
Add: Interest in cost of home sales revenues	66,846	1.7%	72,002	2.4%
Adjusted homebuilding gross margin excluding interest and inventory impairment and other	$1,043,767	25.9%	$631,036	20.8%

Century Communities, Inc.

Reconciliation of Non-GAAP Financial Measures

(Unaudited)

Adjusted EBITDA

Adjusted EBITDA is a non-GAAP financial measure we use as a supplemental measure in evaluating operating performance. We define Adjusted EBITDA as consolidated net income before (i) income tax expense, (ii) interest in cost of home sales revenues, (iii) other interest expense, (iv) depreciation and amortization expense, (v) loss on debt extinguishment, (vi) inventory impairment and other. We believe Adjusted EBITDA provides an indicator of general economic performance that is not affected by fluctuations in interest rates or effective tax rates, levels of depreciation or amortization, and items considered to be non-recurring. Accordingly, our management believes that this measurement is useful for comparing general operating performance from period to period. Adjusted EBITDA should be considered in addition to, and not as a substitute for, consolidated net income in accordance with GAAP as a measure of performance. Our presentation of Adjusted EBITDA should not be construed as an indication that our future results will be unaffected by unusual or non-recurring items. Our Adjusted EBITDA is limited as an analytical tool, and should not be considered in isolation or as a substitute for analysis of our results as reported under GAAP.

(in thousands)

	Three Months Ended December 31,			Year Ended December 31,
	2021	2020	% Change	2021	2020	% Change
Net income	$164,965	$91,817	79.7%	$498,504	$206,157	141.8%
Income tax expense	47,212	29,347	60.9%	142,618	64,083	122.6%
Interest in cost of home sales revenues	15,427	20,573	(25.0)%	66,846	72,002	(7.2)%
Interest expense (income)	(230)	(112)	105.4%	(661)	(1,141)	(42.1)%
Depreciation and amortization expense	2,588	3,053	(15.2)%	10,912	13,141	(17.0)%
EBITDA	229,962	144,678	58.9%	718,219	354,242	102.7%
Loss on debt extinguishment	—	—	NM	14,458	—	NM
Inventory impairment and other	—	481	NM	41	2,172	(98.1)%
Adjusted EBITDA	$229,962	$145,159	58.4%	$732,718	$356,414	105.6%

NM – Not Meaningful

Century Communities, Inc.

Reconciliation of Non-GAAP Financial Measures

(Unaudited)

Ratio of Net Homebuilding Debt to Net Capital

The following table presents the Company’s ratio of net homebuilding debt to net capital, which is a non-GAAP financial measure.  The Company calculates this by dividing net homebuilding debt (senior notes payable and revolving line of credit less cash and cash equivalents and cash held in escrow) by net capital (net homebuilding debt plus total stockholders’ equity). Homebuilding debt is our total debt minus outstanding borrowings under our mortgage repurchase facilities. The most directly comparable GAAP measure is the ratio of debt to capital. The Company believes the ratio of net homebuilding debt to net capital is a relevant and useful financial measure to investors in understanding the leverage employed in its operations and as an indicator of the Company’s ability to obtain external financing.

(in thousands)

	December 31,	December 31,
	2021	2020
Total homebuilding debt	$998,936	$894,875
Total stockholders' equity	1,764,508	1,280,705
Total capital	$2,763,444	$2,175,580
Homebuilding debt to capital	36.1%	41.1%

Total homebuilding debt	$998,936	$894,875
Cash and cash equivalents	(316,310)	(394,001)
Cash held in escrow	(52,297)	(23,149)
Net homebuilding debt	630,329	477,725
Total stockholders' equity	1,764,508	1,280,705
Net capital	$2,394,837	$1,758,430

Net homebuilding debt to net capital	26.3%	27.2%

Contact Information:

Hunter Wells, Vice President of Investor Relations

719-426-3520

Hunter.Wells@CenturyCommunities.com

Category:
Earnings